EXHIBIT 10.1
CONSULTING AGREEMENT
This Consulting Agreement (this “Agreement”) is executed by and between Coastal Community Bank (the “Bank”), Coastal Financial Corporation (the “Holding Company” and together with the Bank, the “Company”) and Brian Hamilton (“Hamilton”).
WHEREAS, Hamilton currently serves as President of CCBX, the FinTech and banking-as-a-service division of the Bank, pursuant to the terms of the Employment Agreement by and between the Bank and Hamilton, dated as of September 30, 2024 (the “Employment Agreement”);
WHEREAS, the Company engaged Hamilton to lead and support the development, implementation, and oversight of certain technological build-outs and infrastructure initiatives for the Company, and the Company acknowledges that such initiatives have substantially progressed to a stage where their continued advancement no longer requires Hamilton’s day-to-day leadership and oversight;
WHEREAS, the Company and Hamilton agree to transition Hamilton’s role from employee to consultant, with Hamilton providing strategic advisory and business development services, including participating in discussions and engagements with third parties on behalf of the Company; and
WHEREAS, the Company and Hamilton recognize that the decision to end the employment relationship was reached by mutual agreement; that the parties intend by this Agreement to fully and finally memorialize their mutual understandings and agreements regarding Hamilton’s employment and consulting relationship with the Company.
THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:
1.    Separation and Consulting Engagement.
(a)    Hamilton’s last day of employment will be the Effective Date. Hamilton’s consulting engagement under this Agreement will commence on the Effective Date and, unless earlier terminated in accordance with Section 1(d), continue through May 1, 2027 (the “Consulting Period”). The last day of the Consulting Period, whether by expiration or earlier termination, is referred to as the “Separation Date.”
(b)    During the Consulting Period, Hamilton will serve as a consultant to the Holding Company and will provide consulting services to the Chief Executive Officer of the Holding Company (the “Consulting Services”). During the Consulting Period, Hamilton agrees to be available to provide Consulting Services to the Holding Company on an as-needed basis, as directed by the Chief Executive Officer of the Holding Company. The Company and Hamilton acknowledge and agree that the Consulting Services shall include services relating to BankTech Ventures and the Company’s relationship with, investment in, and strategic objectives concerning BankTech Ventures. The Holding Company shall not control the manner or means by which Hamilton performs the Consulting Services. Notwithstanding the foregoing, Hamilton agrees that (i) Hamilton will be the sole performer of the Consulting Services unless otherwise agreed in writing by the Chief Executive Officer of the Holding Company, (ii) Hamilton will perform the Consulting Services in a timely and professional manner and (iii) Hamilton will devote sufficient time and resources to ensure that the Consulting Services are performed in a timely, professional and reliable manner. During the Consulting Period, Hamilton will be paid a monthly fee equal to thirty-five thousand dollars ($35,000) (the “Fee”); provided, that the aggregate Fee payable during the Consulting Period shall not exceed $245,000. The Fee shall be payable in arrears within ten (10) business days following the end of each month in which Consulting Services were provided, without withholdings or deductions (it being understood that Hamilton will be responsible for all applicable taxes as an independent contractor).
(c)    Effective as of the Effective Date, Hamilton resigns from all positions Hamilton may hold with the Company and each of its respective direct or indirect subsidiaries (collectively, the “Company Group”), other than Hamilton’s position as a consultant to the Holding Company and a member of the Board of Directors of the Holding Company. Hamilton will remain on the Board of Directors of the Holding Company through the Consulting Period. Hamilton acknowledges and agrees that the consideration provided under this Agreement constitutes the sole compensation payable to Hamilton during the Consulting Period and that Hamilton shall not be entitled to any additional compensation for service as a member of the Board of Directors of the Holding Company. Hamilton agrees to execute any documents reasonably required by the Company Group to effectuate the arrangement and resignations set forth in this Section 1(c).
(d)    The Consulting Period may be terminated at any time in the sole discretion of the Chief Executive Officer of the Holding Company upon written notice to Hamilton. In the event of early termination, Hamilton shall be entitled to payment of the remaining Fees for Consulting Services through May 1, 2027. Notwithstanding the foregoing, in the event that Hamilton commences other primary employment that would materially conflict with the Consulting Services, the Company may terminate the Consulting Period, and upon such termination, Hamilton will be entitled only to the prorated Fee earned through the effective date of termination, and no Fee will accrue or become payable for any period thereafter.
(e)    During the Consulting Period, (i) Hamilton will not be considered an employee of the Company Group and will not be entitled to participate in any of the employee benefit and/or welfare plans maintained by the Company Group and (ii) Hamilton will act as an independent contractor to the Holding Company and will not have an employer-employee relationship with any member of the Company Group. Nothing in this Agreement shall be interpreted or construed as creating or establishing a relationship of employer and employee between Hamilton and any member of the Company Group during the Consulting Period. Hamilton will be responsible for the payment of all taxes relating to compensation received under this Agreement, and the Company Group shall not be obligated to withhold any such amounts from Hamilton’s compensation or pay any such taxes for or on Hamilton’s behalf. Hamilton is responsible for maintaining his own insurance as a consultant and shall maintain in force adequate workers’ compensation, commercial general liability, errors and omissions, and other forms of insurance as determined by Hamilton in his discretion. Hamilton shall, however, be entitled to the reimbursement of out-of-pocket expenses related to the completion of the Consulting Services or Hamilton’s consulting relationship with the Company, if and as agreed to by the parties, subject to the Company’s expense policies; provided, that in no event shall such expenses exceed $6,000.00 in any calendar month without advance written approval from the Bank.
(f)    As additional consideration for the Consulting Services, the Bank shall transfer to Hamilton, subject to the terms of the applicable partnership agreement and any required third-party consents, a portion of the Bank’s limited partnership interest in BankTech Ventures I, LP having an aggregate fair market value reasonably determined by the Bank to be approximately $273,663 as of the Effective Date.
2.    Accrued Salary and Benefits. The Company will pay Hamilton (a) all accrued salary, vacation pay, expense reimbursement and cash entitlement, if any, (less any reimbursements from Hamilton for a negative vacation balance) earned through the Effective Date, and (b) any other benefits
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required to be paid under any plan or agreement in accordance with its terms, subject to standard payroll deductions and withholdings, in accordance with applicable law. Hamilton is entitled to these payments regardless of whether Hamilton signs this Agreement.
3.    Equity Awards. Reference is made to the Holding Company’s 2018 Omnibus Stock Incentive Plan, as amended (the “Plan”), the Restricted Stock Unit Award Agreement for the Plan, by and between the Holding Company and Hamilton, dated as of February 5, 2025, and the Performance-Based Restricted Stock Unit Award Agreement for the Plan, by and between the Holding Company and Hamilton, dated as of September 30, 2024 (the “PSU Award Agreement” and collectively, the “Equity Documentation”).
(a)    As of the Effective Date, Hamilton will retain all vested equity awards in accordance with the terms of the Equity Documentation. The Holding Company acknowledges and agrees that 60,000 of Hamilton’s outstanding performance-based restricted stock units conditioned upon achievement of stock price thresholds (“Stock Price PSUs”) granted under the PSU Award Agreement have vested as of the Effective Date, and the 15,000 performance-based restricted stock units conditioned upon achievement of ROE thresholds (“ROE PSUs”) have not vested and are hereby forfeited. To the extent not already settled, such vested Stock Price PSUs will be settled as soon as practicable following the Effective Date in accordance with the terms of the Equity Documentation. Hamilton’s unvested equity awards shall be forfeited upon execution of the Agreement.
4.    COBRA. Hamilton acknowledges that, as of the Effective Date, Hamilton will be eligible to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), subject to Hamilton’s timely election and the terms and conditions of the applicable plan.
5.    Tax Liability. In connection with the payments and benefits described herein, Hamilton agrees that: (a) to the extent any amounts payable under this Agreement constitute wages (including, without limitation, amounts payable under Section 2), the Company will be entitled to withhold taxes from such amounts; (b) amounts payable under Section 1(b) as consulting fees are not subject to withholding, and Hamilton is solely responsible for all taxes relating to such amounts as an independent contractor; (c) Hamilton is solely responsible for any tax liabilities and consequences which may result from payments under this Agreement; (d) Hamilton will not be paid any further sums of money by the Company even if the tax liabilities and consequences to Hamilton from the payments are ultimately assessed in a manner which Hamilton does not anticipate; and (e) the Company has not made any representations to Hamilton concerning any tax aspects of the payments.
6.    Prospective Employers. In response to inquiries from prospective employers about Hamilton, the Company will provide only Hamilton’s dates of employment, position, job duties, and if requested and authorized by Hamilton in writing, Hamilton’s last salary or rate of pay, and no other information.
7.    Unemployment Benefits. The Company will not contest Hamilton’s application for unemployment benefits with the Nevada Department of Employment, Training and Rehabilitation (“DETR”) and will provide truthful responses to any inquiries from DETR regarding Hamilton’s separation from employment. Hamilton acknowledges that (a) any final determination regarding entitlement to benefits would be made by DETR and is outside the Company’s control, and (b) Hamilton’s receipt of consulting fees during the Consulting Period may affect Hamilton’s eligibility for or the amount of any unemployment benefits.
8.    Affirmation of Payment. Hamilton affirms that Hamilton has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which
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Hamilton may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to Hamilton from the Company Group, except as provided in this Agreement.
9.    No Injuries. Hamilton affirms that Hamilton has no known workplace injuries or occupational diseases.
10.    Releases.
(a)    Released Actions Against the Company Released Parties. In exchange for good and valuable consideration, including the consulting engagement and other benefits provided under this Agreement, Hamilton hereby releases, acquits and forever discharges each member of the Company Group and each such member’s past, present and future agents, employees, officers, directors, partners, shareholders, assigns, successors, joint venturers, insurers and affiliated persons and organizations (“Company Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, disputed wages, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known or unknown, suspected or unsuspected (“Claims”), arising out of or in any way related to Hamilton’s employment with and separation from the Company Group, arising on or before the date Hamilton signs this Agreement, including, but not limited to: all common law Claims in contract, public policy or tort, such as breach of express or implied contract, including breach of employment contract, interference with contractual relations, wrongful discharge in violation of public policy, constructive discharge, retaliation, legal or equitable claim of violation of the duty of good faith and fair dealing, intentional or negligent infliction of emotional distress, negligent or intentional misrepresentation, fraud, defamation, slander; Claims related to wages, salary, bonuses, commissions, incentive payments, including any claim for liquidated or double damages, to the extent permitted by law; Claims related to stock, stock options or any ownership or equity interests in the Company Group; Claims related to vacation, personal time off, fringe benefits, expense reimbursements or any other form of compensation; Claims for breach of any term or condition of an employee handbook or policy manual, including any claim for breach of any promise of specific treatment in specific circumstances; Claims pursuant to any federal, state or local law, each as amended and including their implementing regulations, including, but not limited to: Title VII of the Civil Rights Act of 1964, as amended; Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; Employee Retirement Income Security Act of 1974 (“ERISA”), as amended; Immigration Reform and Control Act, as amended; Americans with Disabilities Act of 1990, as amended; Worker Adjustment and Retraining Notification Act, as amended; Occupational Safety and Health Act, as amended; the Sarbanes-Oxley Act of 2002; National Labor Relations Act; Family and Medical Leave Act, as amended; Fair Labor Standards Act; Fair Credit Reporting Act; Washington Law Against Discrimination (RCW 49.60 et seq.); any provision of Title 49 of the Revised Code of Washington; Washington Minimum Wage Act, as amended, to the extent permitted by law; any provision of Title 296 of the Washington Administrative Code; Title 50 of the Industrial Insurance Act of Washington, as amended, to the extent permitted by law; Washington Consumer Protection Act (RCW 19.86 et seq.); Washington Equal Pay Opportunity Act; Washington Fair Chance Act; Nevada Fair Employment Practices Act; Nevada Payment of Wages and Minimum Wage Laws; Equal Pay Act of 1963; COBRA; any Claim pursuant to a collective bargaining agreement; and any Claim for attorney’s fees, costs or other expenses incurred in pursuing a claim under any federal, state or local law (collectively, the “Released Actions Against the Company Released Parties”); provided, however, that the release by Hamilton of the Company Released Parties from the Released Actions Against the Company Released Parties will not release the Company Released Parties from (i) any obligations of the Company
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Released Parties set forth in this Agreement or from any of the obligations of the Company Released Parties set forth in Sections 6(e) (Non-Disparagement) or 16 (Indemnification) of the Employment Agreement, or (ii) Claims that cannot be waived by law, such as claims for unemployment benefit rights and workers’ compensation. In furtherance and not in limitation of the foregoing, the Company Released Parties’ obligations to provide directors’ and officers’ liability insurance coverage and employment practices liability insurance coverage to Hamilton and to indemnify Hamilton to the fullest extent permitted by applicable law, the Articles of Incorporation, and the Bylaws of the Company will survive and remain in full force and effect for the benefit of Hamilton until the expiration of the longest applicable statute of limitations (including any tolling thereof) governing any claim, action, suit, or proceeding for which Hamilton may seek coverage or indemnification hereunder.
(b)    Released Actions Against the Hamilton Released Parties. Hamilton represents and warrants that during the course of Hamilton’s services to the Company Group and through the date of this Agreement, Hamilton has not engaged in any fraud, misrepresentation, material, uncured violation of the Company’s policies and procedures, including its employee handbook, breach of restrictive covenants, breach of fiduciary duties, misappropriation, embezzlement or any unlawful conduct related to the Company Group. In consideration of such representation and warranty and the release in Section 10(a) above, the Company hereby releases, acquits and forever discharges Hamilton, and his successors, heirs and assigns (“Hamilton Released Parties”), of and from any and all Claims arising out of or in any way related to Hamilton’s employment with and separation from the Company, arising on or before the Effective Date of this Agreement as defined below (collectively, the “Released Actions Against the Hamilton Released Parties”); provided, however, that this release by the Company of the Hamilton Released Parties from the Released Actions Against the Hamilton Released Parties will not release Hamilton from (i) any obligations of Hamilton set forth in this Agreement or from any of the obligations of Hamilton set forth in Sections 6(a) (Return of Assets), 6(b) (Confidentiality), 6(d) (Non-Solicitation), or 6(e) (Non-Disparagement) of the Employment Agreement (collectively, such obligations, the “Continuing Obligations”), (ii) the Company Group’s right to enforce, or bring any Claim for breach of any representation, warranty and/or obligation arising under this Agreement or (iii) any Claims that cannot be waived by law. Notwithstanding anything to the contrary in this Agreement, the foregoing release language will not (i) prevent the Company from clawing back any payments the Company is permitted to claw back from Hamilton pursuant to Section 20(a) of the Employment Agreement or the Executive Compensation Clawback Policy of the Holding Company, effective as of October 2, 2023, or as required by applicable law or (ii) apply to any Claims arising out of or relating to Hamilton’s conduct with respect to human resources matters that are found by final judicial determination to be outside the scope of his employment with the Company.
11.    No Lawsuits or Actions; Protected Activities. Hamilton represents that Hamilton is not a party to any private civil actions against the Company or any other person or entity subject to the release granted in Section 10(a). Nothing in this Agreement or any other agreement between Hamilton and the Company Group is intended to restrict, prohibit, or interfere with Hamilton’s right to (a) voluntarily communicate with an attorney retained by Hamilton; (b) engage in a protected activity, including engaging in concerted activity under the National Labor Relations Act; (c) file a charge or communicate with, or participate in any investigation or proceeding conducted by, any law enforcement, government agency, including the Securities and Exchange Commission (“SEC”), or any federal, state or local administrative agency, including the Equal Employment Opportunity Commission, Washington State Human Rights Commission and Nevada Equal Rights Commission, in each case without advance notice to the Company Group, although Hamilton expressly waives any right to monetary relief related to such charge or administrative
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complaint; (d) recover an SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934; (e) disclose any confidential information to a court or other administrative or legislative body in response to a subpoena, court order or written request; provided that Hamilton first promptly notifies and provides the Company Group with the opportunity to seek, and join in its efforts at the sole expense of the Company Group, to challenge the subpoena or obtain a protective order limiting its disclosure, or other appropriate remedy; or (f) file or disclose any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which Hamilton is entitled. Nothing in this Agreement prevents Hamilton from discussing or disclosing conduct that Hamilton reasonably believes to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, sexual assault, or that is recognized as against a clear mandate of public policy. In order to comply with the Defend Trade Secrets Act of 2016: Hamilton will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, solely for the purpose of reporting or investigating a suspected violation of law; (y) in confidence to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (z) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement is intended to restrict Hamilton’s right to challenge the validity of this Agreement as to claims and rights asserted under the Age Discrimination in Employment Act.
12.    Return of Property. Hamilton expressly acknowledges Hamilton’s obligation to return to the Company all documents, information and other property of any member of the Company Group in Hamilton’s possession or control pursuant to Section 6(a) of the Employment Agreement. To the extent such items have not already been returned to the Company, Hamilton will do so no later than the Separation Date, or such earlier date as requested by the Company. The Company will make all determinations relating to Hamilton’s access to Company’s platforms, systems, or technology in its sole discretion; provided, that Hamilton will retain access to his Company email address through the Separation Date.
13.    Confidentiality of Agreement. Subject to and without limiting Hamilton’s rights under Section 11 and applicable law, Hamilton agrees to treat the terms of this Agreement as confidential and will refrain from publicly or privately divulging, announcing, or discussing the terms set forth herein.
14.    Confidentiality. Subject to and without limiting Hamilton’s rights under Section 11 and applicable law, Hamilton expressly acknowledges Hamilton’s existing contractual obligations regarding confidentiality as set forth in Section 6(b) of the Employment Agreement.
15.    Non-Solicitation. The parties agree that Hamilton’s existing contractual obligations regarding non-solicitation as set forth in Section 6(d) of the Employment Agreement shall remain in full force and effect through the Consulting Period and, notwithstanding anything to the contrary in the Employment Agreement, shall expire on the Separation Date.
16.    Non-Competition. The parties agree that except as agreed in this Section 16, Hamilton’s existing contractual obligations regarding non-competition as set forth in Section 6(c) of the Employment Agreement will expire on the Effective Date. Notwithstanding the foregoing, the parties agree that beginning on the Effective Date, such obligations shall apply only with respect to any bank in the banking-as-a-service industry that directly competes with the Company.
17.    Non-Disparagement. Subject to and without limiting Hamilton’s rights under Section 11 and applicable law, Hamilton expressly acknowledges Hamilton’s existing contractual obligations regarding non-disparagement as set forth in Section 6(e) of the Employment Agreement. The Company expressly acknowledges the Company’s existing contractual obligations regarding non-disparagement as set forth in Section 6(e) of the Employment Agreement.
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18.    No Conflicts. Hamilton represents and warrants that there are no actual or potential conflicts of interest concerning the Consulting Services to be performed under this Agreement. Subject to and without limiting Hamilton’s rights under Section 11 and applicable law, without limiting the generality of Sections 13 through 17, and in addition to any other duties imposed on Hamilton under applicable law, during the Consulting Period, Hamilton will not engage in any manner in, or prepare to engage in any manner in, any business or other activity or endeavor that could reasonably place Hamilton in a conflict of interest with the Company or any other member of the Company Group or would otherwise materially conflict or interfere with the performance of the Consulting Services.
19.    Cooperation. Subject to and without limiting Hamilton’s rights under Section 11 and applicable law, Hamilton agrees to cooperate fully and in good faith with the Company Group and its affiliates, upon reasonable request, in connection with any existing or future investigation, litigation, arbitration, audit, regulatory inquiry, governmental proceeding, or internal review relating to matters in which Hamilton was involved or of which Hamilton has knowledge as a result of Hamilton’s employment with the Company Group, other than disputes between Hamilton and any member of the Company Group. Such cooperation will include, without limitation, providing truthful information, making himself reasonably available for interviews, meetings, depositions, testimony, and the execution of documents, in each case at times and in a manner reasonably requested by the Company Group. The Company Group will reimburse Hamilton for reasonable out-of-pocket expenses incurred in connection with such cooperation. The Company acknowledges and agrees that its rights to avail itself of Hamilton’s cooperation services will at all times be exercised in a reasonable manner, that adequate notice will be given to Hamilton in such events, and that non-compliance with any such request by Hamilton for good reason, including, but not limited to, ill health or prior commitments, will not constitute a breach or violation of this Agreement.
20.    Waiver of Good Reason. Hamilton acknowledges and agrees that Hamilton’s transition from employment to a consulting role pursuant to this Agreement, and any associated changes in Hamilton’s title, duties, responsibilities, authority, reporting relationships, compensation or benefits, shall not constitute “Good Reason” (or any similar concept) for purposes of the Employment Agreement or any other agreement between Hamilton and any member of the Company Group, and Hamilton hereby waives any right to claim that such transition constitutes “Good Reason” or a constructive termination of employment.
21.    Independent Review. Hamilton understands and acknowledges the significance and consequence of this Agreement, including the release of claims in Section 10(a), acknowledges that Hamilton has had the opportunity to review and consult with other persons of Hamilton’s choice about this Agreement, recognizes that Hamilton enters into this Agreement voluntarily, and expressly consents that it will be given full force and effect according to each and all of its expressed terms and provisions, including those relating to unknown or unsuspected claims, demands, obligations and causes of action that are in any manner related to Hamilton’s employment and separation of employment with the Company Group. Hamilton acknowledges, further, that Hamilton has been advised to consult with an attorney prior to accepting this Agreement, and Hamilton acknowledges that Hamilton has had the ability and opportunity to do so. Hamilton also agrees and acknowledges that Hamilton is receiving benefits to which Hamilton would not otherwise be entitled unless Hamilton signs this Agreement.
22.    Governing Law. This Agreement will in all respects be subject to and governed by the internal laws of the State of Nevada and not its law of conflicts; provided, however, that the enforceability and interpretation of the Continuing Obligations (as defined in Section 10(b)) shall be governed by the laws of the State of Washington, consistent with the Employment Agreement. The parties agree that any action filed in relation to this Agreement will be in Carson City, State of Nevada.
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23.    No Admission of Liability. The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement will be deemed or construed at any time for any purpose as an admission by any party of any liability or unlawful conduct of any kind. The Company expressly denies any such liability.
24.    No Modifications. This Agreement may be modified only by written agreement of the Company and Hamilton and may not be modified by any oral agreement.
25.    Section 409A of the Internal Revenue Code.
(a)    Compliance. This Agreement as well as payments and benefits under this Agreement are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and, accordingly, to the maximum extent permitted, the Agreement will be interpreted in accordance therewith. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six (6)-month period immediately following the Separation Date will instead be paid on the first business day after the date that is six (6) months following the Separation Date (or, if earlier, Hamilton’s date of death). The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. In no event whatsoever will the Company or any member of the Company Group be liable for any tax, interest or penalties that may be imposed on Hamilton by Section 409A or any damages for failing to comply with Section 409A.
(b)    Termination as Separation from Service. A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms will mean separation from service.
(c)    Payments for Reimbursements and In-Kind Benefits. All reimbursements for costs and expenses under this Agreement will be paid in accordance with the Company’s expense reimbursement policy as in effect from time to time. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year will not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, however, that the foregoing clause (ii) will not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code of 1986, as amended solely because such expenses are subject to a limit related to the period the arrangement is in effect.
(d)    Payments within Specified Number of Days. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payable within ten (10) days after the Separation Date”), the actual date of payment within the specified period will be within the sole discretion of the Company.
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(e)    Installments as Separate Payments. If under this Agreement, an amount is paid in two (2) or more installments, for purposes of Section 409A, each installment will be treated as a separate payment. Each such installment payment is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows: (i) each payment that is scheduled to be made on or before the later of (x) March 15 of the calendar year following the calendar year containing the Separation Date and (y) the fifteenth (15th) day of the third month of the fiscal year following the fiscal year in which the Separation Date occurs, is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4); and (ii) each payment that is not otherwise excepted under the short-term deferral exception is intended to be excepted under the involuntary pay exception as specified in Treas. Reg. § 1.409A-1(b)(9)(iii).
26.    Assignment. Hamilton may not assign or hypothecate this Agreement or the Company’s obligations hereunder, and any such attempted assignment or hypothecation will be void ab initio. The Company may assign its rights, together with its obligations, under this Agreement, in whole or in part, (i) to any affiliate or subsidiary or (ii) to third parties in connection with any sale, transfer or other disposition of all or substantially all of its equity, business or assets or in connection with any merger, acquisition and/or reorganization; provided that the Company will require such affiliate, subsidiary or successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such assignment or succession had taken place.
27.    Severability. If any part or provision of this Agreement is deemed invalid or otherwise unenforceable by a court of proper jurisdiction, those sections will be enforced to the extent deemed lawful by the court, and the remaining sections of this Agreement will continue to be valid and effective in full force.
28.    Counterparts. This Agreement may be executed in one or more counterparts, by facsimile or duplicates of originals, all of which, taken together, will constitute the same instrument.
29.    Effective Date. This Agreement will be enforceable and effective on November 13, 2026, the “Effective Date”).
30.    Acknowledgement of Receipt. Hamilton acknowledges and agrees that this Agreement was given to Hamilton on October 28, 2026. Hamilton understands and acknowledges that Hamilton may consult with other persons, including an attorney prior to executing this Agreement.
31.    Entire Agreement. This Agreement, together with the Equity Documentation, constitutes the entire agreement between Hamilton and any of the Company Released Parties with respect to the subject matter hereof and supersedes all prior negotiations, representations, arrangements or agreements relating thereto; provided, however, that the Continuing Obligations will apply and remain in full force and effect and will survive the execution, delivery and performance of this Agreement and are incorporated by reference as if set forth herein and executed in connection with this Agreement. Otherwise, Hamilton represents that in executing this Agreement, Hamilton has not relied on any representation or statement not set forth herein. No amendment or modification of this Agreement will be valid or binding on the parties hereto unless in writing and signed by the parties.
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ACCEPTANCE OF AGREEMENT
The parties hereto acknowledge that they have carefully read this Consulting Agreement, and understand the contents set forth herein, and have signed the same of their own free act.
The undersigned hereby accept the terms and conditions stated in this Consulting Agreement.

BRIAN HAMILTON

Brian Hamilton Date:
COASTAL COMMUNITY BANK

Erika Heer, Chief Human Resources Officer Date:
COASTAL FINANCIAL CORPORATION

Christopher Adams, Chair of the Board Date: